UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549
_______________________________

     FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2009

VOXWARE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-021403	36-3934824
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

300 American Metro Blvd., Suite 155, Hamilton, NJ		08619
(Address of Principal Executive Offices)		(Zip Code)

     (609) 514-4100
(Registrant's telephone number,
including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     As part of its preparation and review of its financials for the quarter ended December 31, 2008, Voxware, Inc., a Delaware corporation (the “Company”), determined that as of December 31, 2008 the Company was in violation of a loan covenant under the Company’s Amended and Restated Loan and Security Agreement, by and between the Company and Silicon Valley Bank (“SVB”), effective as of December 29, 2006, as amended by the Waiver and Third Loan Modification Agreement, dated as of November 17, 2008 (the “Loan Agreement”) requiring that the Company not exceed certain net loss thresholds for the three months ended December 31, 2008. The loan covenant violation represents an “Event of Default” under the Loan Agreement. Accordingly, SVB may, among other actions, without notice or demand, declare all obligations outstanding under the Loan Agreement to be immediately due and payable, including amounts outstanding under the Company’s term loan, revolving line of credit and revolving equipment line of credit. As of the date of this filing, the Company owes an aggregate of approximately $905,000 to SVB under the Loan Agreement (including $542,000 currently outstanding under the Company’s term loan and $363,000 currently outstanding under the Company’s equipment line of credit). There is no amount currently due under the Company’s revolving line of credit.

     The Company and SVB are discussing terminating the existing Loan Agreement and entering into a new loan facility. There can be no assurance that the Company and SVB will reach an agreement on a new loan facility or that the terms will be as favorable as the existing Loan Agreement. In accordance with its terms, the revolving line of credit is scheduled to mature on February 11, 2009, the term loan is scheduled to mature on March 1, 2010 and the revolving equipment line of credit is scheduled to mature on July 1, 2011. The company has sufficient cash to repay the existing loan balance in full to the extent required.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOXWARE, INC.

By:	/s/ William G. Levering, III
William G. Levering, III
Chief Financial Officer

Dated: February 6, 2009